EXHIBIT 10.1

HAWKINS, INC.
2004 OMNIBUS STOCK PLAN

Restricted Stock Agreement

Name of Director:
No. of Shares Covered:	Date of Issuance:
Vesting Schedule pursuant to Section 3:
No. of Shares Which
Vesting Date(s)	Become Vested as of Such Date

          This is a Restricted Stock Agreement (“Agreement”) between Hawkins, Inc., a Minnesota corporation (the “Company”), and the above-named member of the Board of Directors (the “Director”).

Recitals

          WHEREAS, the Company maintains the Hawkins, Inc. 2004 Omnibus Stock Plan (as amended from time to time, the “Plan”);

WHEREAS, the Board of Directors (the “Board”) of the Company has appointed the Compensation Committee (the “Committee”) with the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Committee or its designee has determined that the Director is eligible to receive an award under the Plan in the form of restricted stock and has set the terms thereof;

          NOW, THEREFORE, the Company and the Director mutually agree as follows:

Terms and Conditions*

1.	Grant of Restricted Shares.

(a)

Grant. The Company hereby issues to the Director the number of shares specified at the beginning of this Agreement (the “Restricted Shares”) on the terms and conditions and subject to the restrictions set forth in this Agreement. The term “Restricted Shares” also refers to all securities received by the Director in replacement of or in connection with the Restricted Shares granted hereby pursuant to a recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant event.

(b)

Certificate. Within a reasonable time after the execution of this Agreement by the Director and the Company, the Company shall have a certificate or certificates representing the Restricted Shares issued in the name of the Director and delivered to the Company to hold until the vesting and other conditions set forth in this Agreement have been satisfied. The Company shall pay all original issue or transfer taxes, if any, with respect to the issue or transfer of the Restricted Shares and all fees and expenses necessarily incurred by the Company in connection therewith. All Restricted Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to deliver a certificate or certificates representing any Restricted Shares prior to (i) the vesting of such Restricted Shares in accordance with Section 3 and (ii) the completion of such registration or other qualification of such Restricted Shares for sale under the laws, rules or regulations of any state or other jurisdiction as the Company shall determine to be necessary or desirable. Upon the vesting of Restricted Shares in accordance with Section 3 and provided that the other conditions set forth in the previous sentence and elsewhere in this Agreement have been satisfied, the Company shall deliver a certificate or certificates representing such vested Restricted Shares to the Director as promptly as practicable.

2.	Forfeiture Events and Transfer Restrictions.

(a)

Forfeiture Events. Upon the occurrence of a “Forfeiture Event” (as defined below), the Director shall forfeit to the Company all of the Restricted Shares that have not become vested pursuant to Section 3, and upon such forfeiture the Director shall immediately return any stock certificates representing Restricted Shares then held by the Director and execute and deliver such stock powers as the Company may request. The Restricted Shares that are forfeited pursuant to the previous sentence shall become authorized but unissued shares of the Company’s capital stock. A Forfeiture Event means any of the following events:

(i)

termination of the Director’s status as a member of the Board for any reason, whether by the Company with or without cause, voluntarily or involuntarily by the Director or otherwise (“Termination of Directorship”); or

(ii)

any attempt to transfer or otherwise dispose of any of the Restricted Shares, or to levy any attachment or pursue any similar involuntary process with respect to any Restricted Shares, in violation of Section 2(b) of this Agreement.

* Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

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For purposes of this Agreement, a leave of absence granted to the Director by the Board shall not be deemed a Termination of Directorship.

(b)

Limitation on Transfer. Until such time as the Restricted Shares have become vested under Section 3 of this Agreement, the Director shall not transfer the Restricted Shares and the Restricted Shares shall not be subject to pledge, hypothecation, execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares contrary to the provisions hereof, and any attempt to levy any attachment or pursue any similar process with respect to them, shall be null and void.

3.

Vesting. The Restricted Shares shall cease to be subject to forfeiture under Section 2 hereof in the numbers and on the dates specified in the vesting schedule at the beginning of this Agreement; provided, however, that the Restricted Shares shall immediately cease to be subject to forfeiture under Section 2 hereof (i) upon the occurrence of a Fundamental Change or (ii) if the Director’s directorship terminates because of death or disability. Restricted Shares that have so ceased to be subject to forfeiture are sometimes referred to as “vested” or as “Vested Shares” in this Agreement.

4.

Shareholder Rights. As of the date of issuance specified at the beginning of this Agreement, the Director shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, except as otherwise specifically provided in this Agreement.

5.

Tax Withholding. The parties hereto recognize that the Company or a subsidiary of the Company may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that the Director elects under Code Section 83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon the Director’s receipt of the Restricted Shares. The Director agrees that, at such time, if the Company or a subsidiary is required to withhold such taxes, the Director will promptly pay, in cash or through the forfeiture of Vested Shares to the Company (or in any other manner permitted by the Committee in accordance with the terms of the Plan), upon demand, to the Company or the subsidiary having such obligation, such amounts as shall be necessary to satisfy such obligation. The Director further acknowledges that the Company has directed the Director to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Director may reside, and the tax consequences of the Director’s death.

6.	Restrictive Legends and Stop-Transfer Orders.

(a)

Legends. The certificate or certificates representing the Restricted Shares shall bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions set forth in this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE DIRECTOR, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

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(b)

Stop-Transfer Notices. The Director agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)

Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

7.

Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Director. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

8.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Director.

9.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).

10.

Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and sale of the Restricted Shares and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and sale of these Restricted Shares and the administration of the Plan.

11.

Amendment and Waiver. Except as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

12.	Acknowledgment of Receipt of Copy. By execution hereof, the Director acknowledges having received a copy of the Plan.

          IN WITNESS WHEREOF, the Director and the Company have executed this Agreement as of the date of issuance specified at the beginning of this Agreement.

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DIRECTOR

HAWKINS, INC.

John R. Hawkins
Chief Executive Officer

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